EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion or incorporation by reference our report, dated March 12, 2026, with respect to the Balance Sheets of KORU Medical Systems, Inc. (the “Company”) as of December 31, 2025, and the related statements of operations, stockholder’s equity, and cash flows for the years then ended, in (i) the Company’s Registration Statement on Form S-3 (No. 333-229498), (ii) the Company’s Registration Statement on Form S-3 (No. 333-272026), (iii) the Company’s Registration Statement on Form S-8 (No. 333-262054), (iv)), the Company’s Registration Statement on Form S-8 (No. 333-280738), (v) the Company’s Registration Statement on Form S-8 (No. 333-289551), and (vi) the Company’s Registration Statement on Form S-8 (No. 333-292568).

/s/ Cherry Bekaert LLP

Tampa, Florida

March 12, 2026